FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC., ANNOUNCES RECORD FINANCIAL RESULTS

•Third-Quarter Net Earnings up 96.6% to $7,509,000

•Third-Quarter Sales up 34.7% to $86,405,000

•Year-Over-Year Six Month Backlog up 33.8%

 •Outlook for the Remainder of Fiscal 2007 and into Fiscal 2008 is Excellent

     RACINE, WISCONSIN—April 24, 2007—Twin Disc, Inc. (NASDAQ: TWIN), today reported record financial results for the fiscal 2007 third quarter ended March 31, 2007. Sales, net earnings, and diluted earnings per share for the fiscal 2007 third quarter represented the best quarter in the Company’s history.

     Sales for the quarter ended March 31, 2007 improved 34.7 percent to $86,405,000 from $64,125,000 in the same period a year ago. Year-to-date, sales increased 32.6 percent to $226,418,000 from $170,753,000 in the fiscal 2006 nine-month period. The BCS Group acquisition contributed $7,305,000 to net sales in the fiscal 2007 third quarter and $22,002,000 to year-to-date sales. Sales continue to benefit from strong demand across all the markets the Company serves, especially from its oil and military customers.

     Gross profit, as a percentage of 2007 third-quarter sales, increased 1.6 percentage points to 32.6 percent from 31.0 percent in the fiscal 2006 third quarter and gross profit, as a percentage of year-to-date sales, increased 2.7 percentage points to 32.2 percent from 29.5 percent in the same period last fiscal year. Profitability continues to improve from higher sales volumes, the implementation of cost reduction programs, manufacturing efficiencies, a better product mix, and selective price increases.

     Net earnings for the third quarter increased 96.6 percent, or by $3,690,000 to $7,509,000, or $1.27 per diluted share, compared with $3,819,000, or $0.64 per diluted share, for the fiscal 2006 third quarter. Year-to-date, earnings increased 91.6 percent to $16,851,000, or $2.86 per diluted share from $8,793,000, or $1.49 per diluted share.

     For the fiscal 2007 third-quarter and nine-month period, the recently acquired BCS Group companies continue to meet expectations and added $0.06 and $0.16, respectively, to diluted earnings per share. There was no unfavorable non-cash purchase accounting adjustment to inventory made in

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the fiscal 2007 third quarter, as in this year’s prior quarters; however, year-to-date, $1,223,000 before tax has been adjusted. There is no further adjustment anticipated for the fourth quarter.

     Commenting on the results, Michael E. Batten, Chairman, President and Chief Executive Officer, said, “We are delighted with our financial results for fiscal 2007 and our outlook for fiscal 2008. With one quarter remaining, fiscal 2007 should produce the highest financial results in the Company’s history, as our nine-month earnings are higher than they were for all of fiscal 2006. The fiscal 2007 third quarter represents the 13th consecutive quarter of year-over-year quarterly increases in sales and the eighth consecutive quarter of year-over-year quarterly increases in gross margin, as a percentage of sales, and net earnings.”

     Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Secretary, stated, “Our balance sheet remains stable. Inventories increased 25.7 percent to $81,794,000 at March 31, 2007, as a result of our strong incoming orders and six-month backlog. Total debt increased to $55,178,000, and represented 33.7 percent of total capital at the end of the quarter. Debt was used to cover the increased inventories, higher accounts receivables and the $11,208,000 we have spent so far this year for capital expenditures. We have increased our capital expenditure budget for fiscal 2007 to expand our operations, as we are working nonstop to deliver high-quality, highly-engineered products on time. Working capital for the period ended March 31, 2007 increased 29.8 percent to $92,808,000, compared to $71,510,000 at June 30, 2006. Shareholders’ equity was $108,662,000 at March 31, 2007, compared to $89,233,000 at June 30, 2006.”

     Mr. Batten concluded, “With our six-month backlog at a record $118,397,000 (which includes backlog of $8,182,000 from BCS), the preliminary outlook for fiscal 2008 is encouraging. The six-month backlog (excluding backlog from BCS) was $91,598,000 at fiscal 2006 year end and $88,500,000 at March 31, 2006. The industrial cycle that began in earnest in 2004 remains strong. We continue to see positive trends in the markets we serve and remain optimistic about our future.”

     Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drivers, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

     This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

--Financial Results Follow--

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share data; unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006

Net sales	$86,405	$64,125	$226,418	$170,753
Cost of goods sold	58,220	44,219	153,531	120,420

Gross profit	28,185	19,906	72,887	50,333
Marketing, engineering and
administrative expenses	15,913	13,153	44,093	34,790
Interest expense	886	421	2,353	1,136
Other expense (Income), net	(199)	34	(527)	(67)

Earnings before income
taxes and minority interest	11,585	6,298	26,968	14,474
Income taxes	4,023	2,445	9,973	5,582
Minority interest	(53)	(34)	(144)	(99)
Net earnings	$7,509	$3,819	$ 16,851	$ 8,793

Earnings per share:
Basic	$1.29	$0.66	$ 2.90	$ 1.53
Diluted	$1.27	$0.64	$ 2.86	$ 1.49

Average shares outstanding:
Basic	5,813	5,775	5,808	5,760
Diluted	5,911	5,923	5,902	5,889

Dividends per share	$0.110	$0.095	$ 0.300	$ 0.270

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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	March 31,	June 30,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$14,819	$16,427
Trade accounts receivable, net	63,012	55,963
Inventories, net	81,794	65,081
Deferred income taxes	6,656	5,780
Other	6,427	7,880

Total current assets	172,708	151,131

Property, plant and equipment, net	53,797	46,958
Goodwill	15,976	15,304
Deferred income taxes	4,869	4,152
Intangible assets, net	11,668	12,211
Other assets	6,607	6,416

	$265,625	$236,172

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank overdraft	$ -	$3,194
Notes payable	-	16
Current maturities on long-term debt	551	633
Accounts payable	30,396	27,866
Accrued liabilities	48,953	47,912

Total current liabilities	79,900	79,621

Long-term debt	54,627	38,369
Accrued retirement benefits	20,557	28,065
Other long-term liabilities	1,301	312

	156,385	146,367

Minority interest	578	572

Shareholders' equity:
Common stock	12,582	11,777
Retained earnings	116,751	101,652
Accumulated other comprehensive loss	(5,999)	(9,166)

	123,334	104,263
Less treasury stock, at cost	14,672	15,030

Total shareholders' equity	108,662	89,233

	$265,625	$236,172
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